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EX 99.A(7)

                             ARTICLES SUPPLEMENTARY

                        FLAG INVESTORS SERIES FUNDS, INC.

         FLAG INVESTORS SERIES FUNDS, INC. (the "Corporation") having its principal office in the City of Baltimore, certifies that:

         FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

         SECOND: The Corporation's Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law at a meeting duly convened and held on March 22, 2000 has adopted a resolution creating a new class of shares and increasing the number of shares of capital stock which the Corporation has the authority to issue to thirty eight million (38,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of thirty eight thousand dollars ($38,000.00), all of which shares are designated as follows: ten million (10,000,000) shares are designated "Flag Investors International Equity Fund Class A Shares" (the "Class A Shares"), two million (2,000,000) shares are designated "Flag Investors International Equity Fund Class B Shares" (the "Class B Shares"), fifteen million (15,000,000) shares are designated "Flag Investors International Equity Fund Class C Shares" (the "Class C Shares"), ten million (10,000,000) shares are designated "Flag Investors International Equity Fund Institutional Shares" (the "Institutional Shares") and one million (1,000,000) shares remain undesignated.

         THIRD: Immediately before the creation of the Institutional Shares pursuant to these Articles Supplementary, the Corporation was authorized to issue twenty-eight million (28,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of twenty-eight thousand dollars ($28,000), of which ten million (10,000,000) shares were designated "Flag Investors International Equity Fund Class A Shares," one million (1,000,000) shares were designated "Flag Investors International Equity Fund Class B Shares," fifteen million (15,000,000) shares were designated as "Flag Investors International Equity Fund Class C Shares" and one million (1,000,000) shares were undesignated.



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IN WITNESS WHEREOF, Flag Investors Series Funds, Inc. has caused these Articles
Supplementary to be executed by its President and its corporate seal to be affixed and attested by its Secretary on this 28th day of March, 2000.

[CORPORATE SEAL]

                                    FLAG INVESTORS SERIES FUNDS, INC.

                                    By: /s/ Carl W. Vogt
                                       -------------------------------
                                            Carl W. Vogt
                                            President

Attest: /s/ Amy M. Olmert
       -----------------------
            Amy M. Olmert
            Secretary


         The undersigned, President of FLAG INVESTORS SERIES FUNDS, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                                     /s/ Carl W. Vogt
                                                     ------------------
                                                     Carl W. Vogt
                                                     President